Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com
FIRM / AFFILIATE OFFICES
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Madrid

September 6, 2024

Joby Aviation, Inc.
333 Encinal Street
Santa Cruz, California 95060

Re: Registration Statement on Form S-3; 3,320,235 Shares of Common Stock

To the addressee set forth above:
We have acted as special counsel to Joby Aviation, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling securityholder named in the Registration Statement (as defined below) of up to 3,320,235 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 6, 2024 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as expressly stated herein with respect to the issuance of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and non-assessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus contained therein under the heading

September 6, 2024 Page 2
“Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP